                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934




                          Great Plains Software, Inc.
       ----------------------------------------------------------------
                               (Name of Issuer)



                         Common Stock, $.01 par value
       ----------------------------------------------------------------
                        (Title of Class of Securities)




                                   39119E105
                 --------------------------------------------
                                (CUSIP Number)


                              Page 1 of 11 pages

-----------------------
  CUSIP NO. 39119E105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,835,077
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,835,077
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,835,077

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD-PN-IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 pages

-----------------------
  CUSIP NO. 39119E105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,835,077
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,835,077
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,837,077

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 11 pages

-----------------------
  CUSIP NO. 39119E105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Capital Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,577,523
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,577,523
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,577,523

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 pages

-----------------------
  CUSIP NO. 39119E105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Advisors, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,577,523
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,577,523
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,577,523

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 11 pages

Item 1(a).       Name of Issuer:
                 Great Plains Software, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 1701 S.W. 38th Street
                 Fargo, ND  58103

Item 2(a).       Name of Persons Filing:
                 Goldman, Sachs & Co., The Goldman Sachs Group, L.P., GS Capital Partners, L.P. and GS Advisors, L.P.

Item 2(b).       Address of Principal Business Office or, if None, Residence:
                 85 Broad Street
                 New York, NY  10004

Item 2(c).       Citizenship:
                 Goldman, Sachs & Co. - New York
                 The Goldman Sachs Group, L.P. - Delaware
                 GS Capital Partners, L.P. - Delaware
                 GS Advisors, L.P. - Delaware

Item 2(d).       Title and Class of Securities:
                 Common Stock, $.01 par value

Item 2(e).       CUSIP Number:
                 39119E105

Item 3.          Not applicable.  This Schedule 13G was filed pursuant to Rule
                 13d-1(d).

Item 4.          Ownership./(1)(2)/

          (a).   Amount beneficially owned:
                 See the response(s) to Item 9 on the attached cover page(s).

          (b).   Percent of Class:
                 See the response(s) to Item 11 on the attached cover page(s).

------------------------------
/(1)/   Includes 2,000 currently exercisable Stock Options granted to Sanjeev K.
Mehra, Managing Director of Goldman, Sachs & Co., pursuant to the Great Plains Software, Inc. November 24, 1997 Outside Director's Stock Option Agreement. The Stock Options are held by Sanjeev K. Mehra for the benefit of The Goldman Sachs Group, L.P.

/(2)/   The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co.
("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.


                               Page 6 of 11 pages

          (c).   Number of shares as to which such person has:

                 (i).      Sole power to vote or to direct the vote:
                                  See the response(s) to Item 5 on the attached cover page(s).
                 (ii).     Shared power to vote or to direct the vote:
                                  See the response(s) to Item 6 on the attached cover page(s).

                 (iii). Sole power to dispose or to direct the disposition of:
                                  See the response(s) to Item 7 on the attached cover page(s).

                 (iv). Shared power to dispose or to direct the disposition of:
                                  See the response(s) to Item 8 on the attached cover page(s).

Item 5.          Ownership of Five Percent or Less of a Class.
                           Not Applicable

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.
                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                           See Exhibit (99.2)

Item 8.          Identification and Classification of Members of the Group.
                           Not Applicable

Item 9.          Notice of Dissolution of Group.
                           Not Applicable

Item 10.         Certification.
                           Not Applicable


                               Page 7 of 11 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.           GOLDMAN, SACHS & CO.

By: /s/ Hans L. Reich                   By: /s/ Hans L. Reich
   ------------------------                ------------------------
Name: Hans L. Reich                     Name: Hans L. Reich
Title: Attorney-in-fact                 Title: Attorney-in-fact


GS CAPITAL PARTNERS, L.P.               GS ADVISORS, L.P.

By: /s/ Hans L. Reich                   By: /s/ Hans L. Reich
   ------------------------                ------------------------
Name: Hans L. Reich                     Name: Hans L. Reich
Title: Attorney-in-fact                 Title: Attorney-in-fact


                               Page 8 of 11 pages

                                INDEX TO EXHIBITS



Exhibit No.     Exhibit
-----------     -------
   99.1         Joint Filing Agreement, dated February 14, 1998 between The
                Goldman Sachs Group, L.P., Goldman, Sachs & Co., GS Capital
                Partners, L.P. and GS Advisors, L.P.

   99.2         Item 7 Information

                              Page 9 of 11 pages

                                                                  EXHIBIT (99.1)

                             JOINT FILING AGREEMENT

   In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $.01 par value of Great Plains Software, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: February 14, 1998


THE GOLDMAN SACHS GROUP, L.P.          GOLDMAN, SACHS & CO.

By: /s/ Hans L. Reich                  By: /s/ Hans L. Reich
   -----------------------                -----------------------
Name: Hans L. Reich                    Name: Hans L. Reich
Title: Attorney-in-fact                Title: Attorney-in-fact


GS CAPITAL PARTNERS, L.P.              GS ADVISORS, L.P.

By: /s/ Hans L. Reich                  By: /s/ Hans L. Reich
   -----------------------                -----------------------
Name: Hans L. Reich                    Name: Hans L. Reich
Title: Attorney-in-fact                Title: Attorney-in-fact


                              Page 10 of 11 pages

                                                                  EXHIBIT (99.2)



                              ITEM 7 INFORMATION



     The securities being reported on by The Goldman Sachs Group, L.P. ("GS Group"), as a parent holding company, are owned by GS Capital Partners, L.P., Stone Street Fund 1994, L.P. and Bridge Street Fund 1994, L.P., each a Delaware limited partnership (and collectively, the "Investing Entities"), or may be deemed to be beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs is the investment manager of certain of the Investing Entities.




                              Page 11 of 11 pages